Exhibit 21.1

LIST OF SUBSIDIARY CORPORATIONS OF LANDSTAR SYSTEM, INC.

	Jurisdiction of	% of Voting
Name	Incorporation	Securities Owned

Subsidiary of Landstar System, Inc.:
Landstar System Holdings, Inc.	Delaware	100
Subsidiaries of Landstar System Holdings, Inc.:
Landstar Inway, Inc.	Delaware	100
Landstar Global Logistics, Inc.	Delaware	100
Landstar Ligon, Inc.	Delaware	100
Landstar Ranger, Inc.	Delaware	100
Risk Management Claim Services, Inc.	Kentucky	100
Also d/b/a RMCS, Inc. in Alabama and California
Landstar Transportation Logistics, Inc.	Delaware	100
Also d/b/a Landstar Carrier Services, Inc.
Landstar Contractor Financing, Inc.	Delaware	100
Signature Insurance Company	Cayman Islands, BWI	100
Landstar Canada Holdings, Inc.	Delaware	100
Signature Technology Services, Inc.	Delaware	100
Landstar Supply Chain Solutions, Inc.	Delaware	100
Subsidiaries of Landstar Supply Chain Solutions, Inc.
National Logistics Management Co.	Michigan
A3I Acquisition LLC	Delaware	75
Subsidiary of A3I Acquisition LLC
A3 Integration, LLC	Delaware	100
Subsidiary of Landstar Canada Holdings, Inc.
Landstar Canada, Inc.	Ontario, Canada	100
Also d/b/a Enterprise Landstar Canada in Quebec
Also d/b/a Landstar Canada Forwarding
Subsidiary of Landstar Global Logistics, Inc.
Landstar Express America, Inc.	North Carolina	100
Subsidiary of Landstar Ranger, Inc.
Landstar Gemini, Inc.	Delaware	100
Also d/b/a Landstar Less Than Truck Load
Also d/b/a Landstar LTL